Exhibit 99.1

November 24, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ELECTS RHONDA O. GASS AND RICHARD LAN

TO BOARD OF DIRECTORS

THOMASVILLE, GA—The board of directors of Flowers Foods (NYSE: FLO) announced today it has elected two new board members: Rhonda O. Gass, vice president and chief information officer of Stanley Black & Decker, and Richard Lan, retired chief operating officer of Maple Leaf Food Group and chief executive officer of its former Canada Bread subsidiary. Gass and Lan will join Flowers Foods’ board of directors effective January 3, 2016.

“The elections of Mrs. Gass and Mr. Lan are in keeping with Flowers’ long-term board succession plan,” said George E. Deese, chairman of the board of Flowers Foods, “and their respective experiences and expertise nicely complement the current capabilities of the board.”

Commenting on the board members’ election, Allen L. Shiver, Flowers’ president and chief operating officer, said, “Mr. Lan’s experience in the food and baking industries enhances the composition of our board. Mrs. Gass’ expertise in information technology and strategic planning also strengthens the board’s depth. We look forward to their contributions as the board guides Flowers Foods’ development and growth strategy.”

Gass has served as vice president and chief information officer for Stanley Black & Decker since 2012 and was named an executive officer of the company the same year. Mrs. Gass is responsible for Stanley Black & Decker’s comprehensive and cross business unit IT strategy, delivery and support, and security infrastructure. She also leads the functional transformation activities for the company, focusing on effectiveness and efficiency. Previously, she was vice president of strategy, technology, and governance for Dell, where she worked for 12 years in positions of increasing scope and responsibility. She holds an undergraduate degree in computer science and a master’s in business administration from the University of South Carolina.

Lan spent 20 years with Maple Leaf Foods/Canada Bread Ltd., Canada’s largest food processing company. He was chief operating officer of Maple Leaf Food Group, which included both Maple Leaf’s animal protein and bakery businesses. Lan also served as chief executive officer of Canada Bread Ltd., which was publicly traded and 90% owned by Maple Leaf Foods until it was sold in 2014. Prior to his career with Maple Leaf, Lan held management positions at other food and beverage companies, including Dell Products Corp. and McCain Foods, Ltd. He holds a bachelor’s degree in accounting from the University of Rhode Island.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Contact: Paul Baltzer (229) 227-2380

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